Exhibit 99.2

COMTECH TELECOMMUNICATIONS CORP.
DECLARES $0.30 PER SHARE QUARTERLY CASH DIVIDEND

Melville, New York – September 28, 2015 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on November 20, 2015, to shareholders of record at the close of business on October 19, 2015. The dividend is the Company’s twenty-first consecutive quarterly dividend. While future dividends will be subject to Board approval, the Board of Directors is currently targeting annual dividend payments aggregating $1.20 per share.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a leader in most of the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com
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